UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Greenway Plaza, Suite 1100, Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

 (Registrant’s telephone number, including area code): (281) 404-4387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2024, the Company entered into an agreement (the “Agreement”) with an investor (the “Investor”) that holds shares of the Series C redeemable convertible preferred stock of the Company (the “Series C Preferred Stock”) with certain conversion entitlements. The Agreement is in relation to an amendment to the fifth amended and restated certificate of designations regarding its Series C Preferred Stock, as amended (the “COD”). Particularly, in exchange for the release and indemnity as provided for in the Agreement, the Investor agreed to certain amendments to the COD.

In addition, pursuant to the Agreement, (i) beginning on February 15, 2024 and thereafter, the Company agreed to pay at least fifty percent of the net proceeds received by the Company in connection with any registered or unregistered offering of equity or debt securities of the Company toward repayment of any outstanding promissory notes of the Company in favor of the Investor or any of its affiliates (collectively, “Notes”) and (ii) the Investor rescinded its prior notice to increase the beneficial ownership limitation to 9.99%, such that the limitation is restored to 4.99% effective five Business Days from the date of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to, and incorporated by reference in, Item 1.01 of this report.

Item 3.03 Material Modifications to Rights of Security Holders.

On February 21, 2024, the Company filed with the Secretary of State of Nevada an amendment to the COD (the “Amendment), dated as of February 21, 2024 (the “Amendment Date”), pursuant to the Agreement, which amended the COD to (i) establish a floor price in connection with determining the Conversion Premium (as defined in the COD) associated with conversions of Series C Preferred Stock, (ii) confirm that the Company may make an early redemption of any outstanding Series C Preferred Stock provided that outstanding promissory notes in favor of the Investor or its affiliates (collectively, the “Notes”) are paid in full, and (iii) confirm that no additional conversion shares will be owed to the Investor if the Notes are paid in full and all then outstanding shares of Series C Preferred Stock have been redeemed.

Specifically, the Amendment provides that (i) beginning on the Amendment Date and thereafter, the Measuring Metric will be the higher of (x) the volume weighted average price of the Common Stock on any Trading Day following the Issuance Date of the Series C Preferred Stock and (y) $0.15, (ii) notwithstanding any other provision of the COD or any other document or agreement between the parties, the Company may make an early redemption pursuant to Section I.F.2 of the COD even though multiple Trigger Events (as defined in the COD) have occurred, subject to full repayment of any outstanding Notes, and (iii) if all outstanding Notes are paid in full and all then outstanding shares of Series C Preferred Stock are redeemed, the Investor will not thereafter deliver any Additional Notices (as defined in the COD) with respect to then already-converted shares of Series C Preferred Stock, and no additional Conversion Shares (as defined in the COD) will be owed to the Investor.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 3.1 to, and incorporated by reference in, Item 3.03 of this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Second Amendment to Fifth Amended and Restated Designation of Series C Preferred Stock, dated February 21, 2024
10.1	Agreement by and between Camber Energy, Inc. and the Investor named therein, dated February 15, 2024
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: February 21, 2024	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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